Exhibit 99.1

Press Release

Shire reports 8% pro forma product sales and strong earnings growth resulting in record operating cash flow for full year 2017

Strong growth driven by Immunology, recently launched products, and global expansion

Improved operating margin and operating cash flow of $4.3 billion enabled achievement of debt target

Significantly advanced innovative pipeline with 15 programs in late-stage development

February 14, 2018 – Shire plc (Shire) (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the twelve months ended December 31, 2017.

Flemming Ornskov, M.D., M.P.H., Shire Chief Executive Officer, commented:

“Shire delivered 8% pro forma product sales growth to $14.4 billion in 2017, an increase of over $1 billion. Of particular note are the strong performance of our Immunology franchise and the significant contribution from recently launched products, as well as growth in international markets. We increased Non GAAP diluted earnings per ADS by 16%, realizing cost synergies ahead of plan.

“2018 is a year of continued focus on commercial execution and targeted investment in our manufacturing infrastructure, new product launches, and pipeline to drive future growth. We expect to deliver mid-single digit product sales growth in 2018 after absorbing the anticipated impact of generics.

“The mid-term outlook for growth is positive driven by our Immunology franchise, multiple near-term launches, and international markets. We are committed to achieving our projected revenue target of $17 - $18 billion in 2020.

“Based on current assumptions, we expect Non GAAP diluted earnings per ADS growth to be lower than top line growth in 2018, mainly due to costs incurred from the start-up of our new U.S. plasma manufacturing site, intensifying genericization, and lower royalties. With the already disclosed manufacturing and SG&A cost reduction initiatives, we are on track to achieve mid-forties Non GAAP EBITDA margin by 2020.”

Product and Pipeline Highlights

Regulatory updates

•	Accelerated international expansion and growth, including 126 product approvals globally and 50 product launches at the country level.

•	Received two FDA Fast Track Designations, two Orphan Drug Designations, and one Breakthrough Therapy Designation.

•
Filed for FDA approval of a new plasma manufacturing facility near Covington, Georgia to support our growing Immunology franchise, and received FDA approval for the technology transfer of the CINRYZE drug product manufacturing process to Vienna, Austria.

Clinical and business development updates

•	Advanced pipeline including nine Phase 3 studies completed in 2017 with several key readouts expected in 2018.

•
Entered into agreements with Novimmune, MicroHealth and Rani Therapeutics focused on advancing innovation for patients suffering from hemophilia. Parion Sciences focused on Dry Eye Disease and with AB Biosciences focused on autoimmune disorders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Financial Highlights

	Full Year 2017(1)	Growth(1)	Non GAAP CER(1)(2)
Product sales(3)	$14,449 million	+33%	+33%
Product sales excluding legacy Baxalta	$7,461 million	+7%	+6%
Total revenues	$15,161 million	+33%
Non GAAP total revenues(4)	$15,086 million	+32%	+32%

Operating income from continuing operations	$2,455 million	+155%
Non GAAP operating income(2)	$5,997 million	+36%	+36%

Net income margin(5)(6)	28%	25ppc
Non GAAP EBITDA margin(2)(6)	43%	2ppc

Net income	$4,272 million	+1,205%
Non GAAP net income(2)	$4,604 million	+36%

Diluted earnings per ADS(7)	$14.05	+1,006%
Non GAAP diluted earnings per ADS(2)(7)	$15.15	+16%	+16%

Net cash provided by operating activities	$4,257 million	+60%
Non GAAP free cash flow(2)	$3,431 million	+63%
(1) Results include Baxalta Inc. (Baxalta) (acquired on June 3, 2016) and Dyax Corp. (Dyax) (acquired on January 22, 2016), unless otherwise noted. Percentages compare to equivalent 2016 period.
(2) The Non GAAP financial measures included within this release are explained on pages 29 – 30, and are reconciled to the most directly comparable financial measures prepared in accordance with U.S. GAAP on pages 22 – 25.
(3) For 2017 reporting (including comparative information), HAE sales have been reclassified to the Immunology franchise from Genetic Diseases.
(4) Non GAAP total revenues excludes the receipt of an upfront license fee.
(5) U.S. GAAP net income as a percentage of total revenues.
(6) Percentage point change (ppc).
(7) Diluted weighted average number of ordinary shares of 912 million.

Product sales growth

•	Delivered reported product sales growth of 33%, with the inclusion of a full year of legacy Baxalta sales.

•	Achieved combined pro forma product sales growth of 8%; legacy Shire product sales growth of 7% and legacy Baxalta pro forma product sales growth of 9%.

•	Strong demand for our Immunology products delivered 14% pro forma product sales growth; significant contribution from our subcutaneous immunoglobulin portfolio; CINRYZE supply stabilized in Q4 2017.

•	Continued product sales growth for GATTEX and NATPARA; strong contribution from XIIDRA with script growth of 12% since Q3 2017; successful launch of MYDAYIS.

Earnings growth

•	Generated Non GAAP diluted earnings per ADS of $15.15, up 16%, underscoring continued focus on commercial excellence and operating efficiency.

•	Reported Non GAAP EBITDA margin of 43%, driven by realization of operating expense synergies.

Strong cash flow

•	Achieved year-end debt target through record operating cash flow, which enabled a $3,370 million reduction in Non GAAP net debt since December 31, 2016.

2

FINANCIAL SUMMARY - FULL YEAR 2017 COMPARED TO FULL YEAR 2016

Revenues

•
Product sales increased 33% to $14,449 million (2016: $10,886 million), primarily driven by the inclusion of a full year of legacy Baxalta product sales of $6,988 million, with strong sales from our immunoglobulin therapies and bio therapeutics.

•
Product sales, excluding legacy Baxalta, increased 7% as growth from our hereditary angioedema (HAE) therapies and Neuroscience franchise, up 9% and 7%, respectively, was partially offset by the launch of generic competition for LIALDA, which negatively impacted our Internal Medicine franchise, with product sales down 5%. Our Ophthalmics franchise generated sales of $259 million in 2017 (2016: $54 million).

•	Royalties and other revenues increased 39% to $712 million, primarily due to the receipt of an upfront license fee and a full year of contract manufacturing revenue acquired with Baxalta.

•	Non GAAP total revenues of $15,086 million, up 32%, excludes the receipt of an upfront license fee.

Operating results

•
Operating income increased 155% to $2,455 million (2016: $963 million), primarily due to the inclusion of a full year of legacy Baxalta operating income and lower expense relating to the unwind of inventory fair value adjustments, partially offset by higher amortization of acquired intangible assets.

•
Non GAAP operating income increased 36% to $5,997 million (2016: $4,417 million), primarily due to the inclusion of a full year of legacy Baxalta Non GAAP operating income and higher revenues from legacy Shire products.

•
Non GAAP EBITDA margin as a percentage of Non GAAP total revenues increased to 43% (2016: 41%), primarily due to higher Non GAAP total revenues and lower Non GAAP research and development (R&D) and selling, general and administrative (SG&A) expenditures as a percentage of Non GAAP total revenues, partially offset by a lower Non GAAP gross margin, driven by the inclusion of a full year of lower margin products acquired with Baxalta.

Earnings per share (EPS)

•
Diluted earnings per American Depositary Share (ADS) increased to $14.05 (2016: $1.27). The increase is primarily due to a higher tax benefit in 2017 driven by U.S. tax reform, higher operating income as noted above, combined with lower discontinued operations losses relating to the divested DERMAGRAFT business.

•
Non GAAP diluted earnings per ADS increased 16% to $15.15 (2016: $13.10), primarily due to the inclusion of a full year of legacy Baxalta net income and the realization of operating expense synergies relating to Baxalta, partially offset by a higher average number of shares for full year 2017.

Cash flows

•
Net cash provided by operating activities increased 60% to $4,257 million (2016: $2,659 million), primarily due to the inclusion of a full year of legacy Baxalta operating cash flows and strong cash receipts from higher legacy Shire sales and operating profitability, partially offset by a payment associated with the settlement of the DERMAGRAFT litigation and higher interest payments. Also, 2016 net cash provided by operating activities was negatively impacted by a payment associated with the termination of a biosimilar collaboration acquired with Baxalta.

•
Non GAAP free cash flow increased 63% to $3,431 million (2016: $2,103 million), driven by the growth in net cash provided by operating activities, partially offset by an increase in capital expenditures of $152 million.

Debt

•
Non GAAP net debt as of December 31, 2017 decreased $3,370 million since December 31, 2016, to $19,069 million (December 31, 2016: $22,439 million). The decrease was primarily due to a $3,445 million net cash repayment of debt utilizing Shire's Non GAAP free cash flow, partially offset by a lower cash balance. Non GAAP net debt represents aggregate long and short term borrowings of $19,192 million, and capital leases of $349 million, partially offset by cash and cash equivalents of $472 million.

3

OUTLOOK

2018 is a year of continued focus on commercial execution and targeted investment in our manufacturing infrastructure, new product launches, and pipeline to drive future growth. We expect to deliver mid-single digit product sales growth in 2018 after absorbing the anticipated impact of generics.

The mid-term outlook for growth is positive driven by our Immunology franchise, multiple near-term launches, and international markets. We are committed to achieving our projected revenue target of $17 - $18 billion in 2020.

Based on current assumptions, we expect Non GAAP diluted earnings per ADS growth to be lower than top line growth in 2018, mainly due to costs incurred from the start-up of our new US plasma manufacturing site, intensifying genericization, and lower royalties. With the already disclosed manufacturing and SG&A cost reduction initiatives, we are on track to achieve mid-forties Non GAAP EBITDA margin by 2020.

Following the update to the strategic review on January 8, 2018, Shire is well underway in creating two divisions, one focused on rare diseases, the other on neuroscience. Alongside this, we are already active in optimizing our portfolio within each division, and we anticipate that this may lead to some opportunities for disposals.

While recognizing our commitment to continue delevering as previously announced, any surplus capital released from such disposals would be evaluated by the Board for return to shareholders. Assessing Shire’s overall capital structure and appropriate mid / long term debt level will be a key initial assignment for the new CFO, who is expected to join on March 19, 2018.

In addition to the detailed guidance in the table below, we are providing depreciation and capital expenditures guidance. We expect depreciation to be between $575 - $625 million and capital expenditure to be between $800 - $900 million, as we continue to invest in a larger footprint to support our growth aspirations.

The Non GAAP diluted earnings per ADS forecast assumes a weighted average number of 915 million fully diluted ordinary shares outstanding in 2018.

Our US GAAP diluted earnings per ADS outlook reflects anticipated amortization and integration costs.

Full Year 2018	U.S. GAAP Outlook	Non GAAP Outlook(1)
Total product sales	$14.9 - $15.3 billion	$14.9 - $15.3 billion
Royalties & other revenues	$500 - $600 million	$500 - $600 million
Gross margin as a percentage of total revenue(2)	71.0% - 73.0%	73.5% - 75.5%
Combined R&D and SG&A	$5.2 - $5.4 billion	$4.9 - $5.1 billion
Net interest/other	$450 - $550 million	$450 - $550 million
Effective tax rate	15% - 17%	16% - 18%
Diluted earnings per ADS(3)	$7.30 - $7.90	$14.90 - $15.50

(1) For a list of items excluded from Non GAAP Outlook, refer to pages 29 - 30 of this release.
(2) Gross margin as a percentage of total revenues excludes amortization of acquired intangible assets.
(3) See page 25 for a reconciliation between U.S. GAAP diluted earnings per ADS and Non GAAP diluted earnings per ADS.

4

FINANCIAL SUMMARY - FOURTH QUARTER 2017 COMPARED TO FOURTH QUARTER 2016

Financial Highlights	Q4 2017	Growth	Non GAAP CER
Product sales(1)	$3,911 million	+8%	+7%
Total revenues	$4,145 million	+9%
Non GAAP total revenues	$4,070 million	+7%	+6%

Operating income from continuing operations	$850 million	+17%
Non GAAP operating income	$1,553 million	+11%	+10%

Net income margin	75%	63ppc
Non GAAP EBITDA margin	41%	1ppc

Net income	$3,105 million	+579%
Non GAAP net income	$1,209 million	+18%

Diluted earnings per ADS	$10.22	+577%
Non GAAP diluted earnings per ADS	$3.98	+18%	+17%

Net cash provided by operating activities	$1,520 million	+32%
Non GAAP free cash flow	$1,219 million	+35%
(1) For 2017 reporting (including comparative information), HAE sales have been reclassified to the Immunology franchise from Genetic Diseases.

Revenues

•
Product sales increased 8% to $3,911 million (Q4 2016: $3,621 million), primarily due to strong growth from our Immunology franchise, up 15%, and our Neuroscience franchise, up 16%. Our Ophthalmics and Oncology franchises reported sales of $86 million and $72 million, respectively. Growth was impacted by generic competition for LIALDA, which impacted our Internal Medicine franchise.

•	Royalties and other revenues increased 26% to $234 million (Q4 2016: $185 million), primarily due to the receipt of a $75 million upfront license fee.

•	Non GAAP total revenues of $4,070 million, up 7%, excludes the impact of a receipt of an upfront license fee.

Operating results

•
Operating income increased 17% to $850 million (Q4 2016: $729 million), primarily due to higher revenues and the realization of Baxalta operating expense synergies, partially offset by higher acquisition and integration costs.

•
Non GAAP operating income increased 11% to $1,553 million (Q4 2016: $1,395 million), primarily due to higher Non GAAP total revenues and lower expenses as a percentage of Non GAAP total revenues, driven by operating efficiencies and synergies.

•
Non GAAP EBITDA margin increased to 41% (Q4 2016: 40%), primarily due to higher Non GAAP total revenues and lower Non GAAP R&D and SG&A expenditures as a percentage of Non GAAP total revenues, driven by realized operating synergies from the acquisition of Baxalta, partially offset by a lower Non GAAP gross margin.

Earnings per share (EPS)

•
Diluted earnings per ADS increased 577% to $10.22 (Q4 2016: $1.51), primarily due to a tax benefit in 2017 driven by U.S. tax reform, higher total revenues and the realization of operating synergies, partially offset by the impact of higher acquisition and integration costs.

•
Non GAAP diluted earnings per ADS increased 18% to $3.98 (Q4 2016: $3.37), primarily due to higher Non GAAP operating income related to higher Non GAAP total revenues and the realization of SG&A expense synergies from the acquisition of Baxalta, partially offset by a lower Non GAAP gross margin.

Cash flows

•
Net cash provided by operating activities increased 32% to $1,520 million (Q4 2016: $1,153 million), primarily due to strong cash receipts from higher total revenues, increased operating profitability and a net cash receipt of license fees.

•
Non GAAP free cash flow, increased 35% to $1,219 million (Q4 2016: $906 million), primarily due to the increase in net cash provided by operating activities, excluding the net cash impact of licensing fees as noted above, and a decrease in capital expenditures of $14 million.

5

RECENT DEVELOPMENTS

Corporate Strategy

•
On January 8, 2018, Shire announced that it completed the first stage of its strategic review of its Neuroscience business. The Board concluded that the Neuroscience business warrants additional focus and investment and that there is a strong business rationale for creating two distinct business divisions within Shire: a Rare Disease division and a Neuroscience division.

Shire expects to report the operational performance metrics of each division separately beginning with the first quarter of 2018. The second stage of the review will continue to evaluate all strategic alternatives, including the merits of an independent listing for each of the two divisions.

Business Development

License agreement with AB Biosciences

•
On January 30, 2018, Shire entered into a licensing agreement with AB Biosciences. The license grants Shire exclusive worldwide rights to develop and commercialize a recombinant immunoglobulin product candidate.

Collaboration with Rani Therapeutics

•
On December 5, 2017, Shire and Rani Therapeutics announced a collaboration to conduct research on the use of the RANI PILL technology for oral delivery of Factor VIII therapy for patients with hemophilia A.

Products

ADYNOVI for the treatment of hemophilia A

•
On January 15, 2018, Shire announced that the European Commission (EC) granted Marketing Authorization for ADYNOVI, an extended half-life recombinant Factor VIII treatment, for on-demand and prophylactic use in patients 12 years and older living with hemophilia A.

XIIDRA for the treatment of dry eye disease (DED)

•	On January 3, 2018, Shire announced XIIDRA had been approved in Canada, marking the first approval for the treatment outside of the U.S. XIIDRA will be available for patients in Canada in early 2018.

myPKFiT software for ADVATE

•
On December 19, 2017, Shire announced that the FDA granted 510(k) marketing clearance to myPKFiT for ADVATE, a free web-based software for hemophilia A patients 16 years and older weighing at least 45 kilograms treated with ADVATE.

ONCASPAR for the treatment of acute lymphoblastic leukemia (ALL)

•
On December 13, 2017, Shire announced that the EC granted marketing authorization for lyophilized ONCASPAR as a component of antineoplastic combination therapy in ALL for all ages. Shire expects lyophilized ONCASPAR to be available in European markets beginning in the first half of 2018.

Pipeline

SHP620 for the treatment of cytomegalovirus (CMV) infection in transplant patients

•
On January 4, 2018, Shire announced that the FDA granted breakthrough therapy designation for SHP620, a Phase 3 investigational treatment for CMV infection and disease in transplant patients resistant or refractory to prior therapy.

SHP609 for the treatment of Hunter syndrome

•
On December 19, 2017, Shire announced that the Phase 2/3 clinical trial, evaluating SHP609 for the potential treatment of pediatric patients with Hunter syndrome and cognitive impairment, did not meet its primary nor key secondary endpoints.

SHP647 for the treatment of ulcerative colitis (UC)

•
On November 30, 2017, Shire announced that the FDA granted Orphan Drug Designation to Shire’s investigational anti-MAdCAM-1 antibody, SHP647, for the treatment of pediatric patients with moderately to severely active UC.

6

Facilities

•
On January 24, 2018, Shire announced that the FDA has granted approval for the technology transfer of CINRYZE drug product manufacturing process to its Vienna, Austria manufacturing site. Shire will begin commercial manufacturing of CINRYZE drug product in Vienna in the first quarter of 2018.

•
On December 27, 2017, Shire announced that it had filed its first submission to the FDA for a new plasma manufacturing facility near Covington, Georgia. The facility is expected to add approximately 30% capacity to Shire's internal network once fully operational. Commercial production is expected to begin in 2018.

Board and Senior Management Changes

On November 20, 2017, Shire announced that Thomas Dittrich will join Shire as Chief Financial Officer, and will become a member of the Executive Committee and an Executive member of the Board of Directors. Mr. Dittrich is expected to assume his roles at Shire on March 19, 2018.

Effective December 31, 2017, Jeff Poulton stepped down from the Board of Directors and resigned as Shire’s Chief Financial Officer.

On January 1, 2018, John Miller, Shire’s Senior Vice President of Finance, was appointed Interim Chief Financial Officer. Mr. Miller will hold this position until Mr. Dittrich commences his employment with Shire.

On January 1, 2018, Andreas Busch, PhD, joined Shire as Head of Research and Development and Chief Scientific Officer, and became a member of Shire’s Executive Committee.

On August 3, 2017, Shire announced that David Ginsburg, Chairman of the Science & Technology Committee, would retire following the 2018 Annual General Meeting (AGM). Subsequently, the Board resolved that David would continue for the near term as a Non-Executive Director and Chairman of the Science and Technology Committee. Today, the Board announces that Dominic Blakemore, having been appointed Group Chief Executive Officer of Compass Group PLC on January 1, 2018, decided to step down as a Non-Executive Director of Shire immediately following the 2018 AGM. The Board has begun a search for two new Non-Executive Director appointees who can provide the knowledge, insight, and experience that both David and Dominic currently bring to Shire. The Board also announces today that, following the departure of William Burns from the Board of Directors after the 2018 AGM, Olivier Bohuon will be appointed Senior Independent Director of the Board.

Dividend

For the six months ended December 31, 2017, the Board resolved to pay an interim dividend of 29.79 U.S. cents per Ordinary Share (2016: 25.70 U.S. cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in U.S. Dollars to holders of ADSs. A dividend of 21.46(1) pence per Ordinary Share (2016: 20.64 pence) and 89.37 U.S. cents per ADS (2016: 77.10 U.S. cents) will be paid on April 24, 2018 to shareholders on the register as at the close of business on March 9, 2018.

Together with the first interim payment of 5.09 U.S. cents per Ordinary Share (2016: 4.63 U.S. cents per Ordinary Share), this represents total dividends for 2017 of 34.88 U.S. cents per Ordinary Share (2016: 30.33 U.S. cents per Ordinary Share), an increase of 15% in U.S. Dollar terms.

Holders of Ordinary Shares are notified that, in order to receive UK sourced dividends via Shire’s Income Access Share arrangements (IAS Arrangements), they need to submit a valid IAS Arrangements election form to Shire's Registrar, Equiniti, no later than 5pm (GMT) on March 23, 2018. Holders of Ordinary Shares are advised that:

•
any previous elections made using versions of the IAS Arrangements election form in use prior to February 16, 2016, and any elections deemed to have been made prior to April 28, 2016, are no longer valid; and

•
if they do not elect, or have not elected using the newly formatted IAS Arrangements election forms published on or after February 16, 2016, to receive UK sourced dividends via Shire’s IAS Arrangements, their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions.

Internet links to the newly formatted IAS Arrangements election forms can be found at:
http://investors.shire.com/shareholder-resources/shareholder-forms.aspx

(1) Translated using a GBP:USD exchange rate of 1.3881.

7

ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Robert Coates	rcoates@shire.com	+44 203 549 0874

Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

Dial in details for the live conference call for investors at 14:00 GMT / 9:00 EST on February 14, 2018:

UK dial in:	0800 358 9473 or +44 333 300 0804
US dial in:	1 855 857 0686 or 1 631 913 1422
International Access Numbers:	Click here
Password/Conf ID:	76960651#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 GMT / 8:00 EST on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

8

OVERVIEW OF FULL YEAR 2017 FINANCIAL RESULTS COMPARED TO FULL YEAR 2016

1.	Product sales

Product sales increased 33% to $14,449 million (2016: $10,886 million), primarily due to the inclusion of a full year of legacy Baxalta sales in 2017. Excluding legacy Baxalta, product sales increased 7%. For 2017 reporting (including comparative information), HAE sales have been reclassified to the Immunology franchise from Genetic Diseases.

(in millions)				Total Sales Year on year growth
Product sales by franchise	U.S. Sales	International Sales	Total Sales	Reported	Non GAAP CER

IMMUNOGLOBULIN THERAPIES	$1,788.9	$447.7	$2,236.6	N/M	N/M
HEREDITARY ANGIOEDEMA	1,305.2	124.4	1,429.6	+9%	+9%
BIO THERAPEUTICS	315.9	388.2	704.1	N/M	N/M
Immunology	3,410.0	960.3	4,370.3	N/M	N/M

HEMOPHILIA	1,477.9	1,479.4	2,957.3	N/M	N/M
INHIBITOR THERAPIES	279.4	548.9	828.3	N/M	N/M
Hematology	1,757.3	2,028.3	3,785.6	N/M	N/M

VYVANSE	1,917.3	243.8	2,161.1	+7%	+7%
ADDERALL XR	327.7	20.3	348.0	-4%	-4%
MYDAYIS	21.6	—	21.6	N/A	N/A
Other Neuroscience	17.3	116.1	133.4	+18%	+19%
Neuroscience	2,283.9	380.2	2,664.1	+7%	+7%

LIALDA/MEZAVANT	473.1	96.3	569.4	-28%	-28%
GATTEX/REVESTIVE	287.5	48.0	335.5	+53%	+53%
PENTASA	313.2	—	313.2	+1%	+1%
NATPARA/NATPAR	146.1	1.3	147.4	+73%	+73%
Other Internal Medicine	82.4	222.4	304.8	-13%	-13%
Internal Medicine	1,302.3	368.0	1,670.3	-5%	-5%

ELAPRASE	162.5	453.2	615.7	+5%	+3%
REPLAGAL	—	472.1	472.1	+4%	+4%
VPRIV	150.3	199.6	349.9	+1%	+1%
Genetic Diseases	312.8	1,124.9	1,437.7	+4%	+3%

Oncology	185.2	76.5	261.7	N/M	N/M

Ophthalmics	259.2	—	259.2	N/M	N/M

Total product sales	$9,510.7	$4,938.2	$14,448.9	+33%	+33%

Immunology
Immunology product sales, which now include HAE product sales, were $4,370 million in 2017. HAE product sales reported growth was 9%. Our immunoglobulin therapies and bio therapeutics, acquired with Baxalta in June 2016, performed well, up 18% and 14%, respectively, on a pro forma basis.

HAE growth was primarily driven by FIRAZYR, up 15% to $663 million, and CINRYZE, up 3% to $699 million. CINRYZE growth was held back by supply constraints in 2017. CINRYZE supply stabilized during Q4 2017 and Shire will begin production of CINRYZE drug product in-house in Q1 2018.

Pro forma growth for legacy Baxalta products was driven by U.S. demand growth for GAMMAGARD liquid and increasing demand for our subcutaneous portfolio. Strong international performance was driven by growth across most regions.

9

Hematology
Hematology, acquired with Baxalta in June 2016, reported product sales of $3,786 million in 2017, with growth in both our hemophilia and inhibitor therapies products on a pro forma basis.

Pro forma growth across the portfolio was primarily driven by increased demand for our rFVIII products and the impact of stocking in the U.S., combined with international growth, particularly for our inhibitor therapies.

Neuroscience
Neuroscience product sales increased 7%, primarily driven by VYVANSE and the launch of MYDAYIS.

VYVANSE sales increased 7%, primarily due to the benefit of a price increase taken since 2016, increased demand resulting from growth in the U.S. ADHD market and strong performance in our international markets, partially offset by lower U.S. stocking.

MYDAYIS, which was made available to patients on August 28, 2017, contributed $22 million of product sales in 2017.

Internal Medicine
Internal Medicine product sales decreased 5%, driven by the impact of LIALDA generic competition, partially offset by growth from GATTEX/REVESTIVE and NATPARA. Excluding LIALDA, Internal Medicine product sales increased 14%.

LIALDA/MEZAVANT sales decreased 28%, due to the impact of generic competition in 2017.

GATTEX/REVESTIVE and NATPARA continued to perform well with sales increasing 53% and 73%, respectively, primarily due to an increase in the number of patients on therapy, and to a lesser extent, the benefit of price increases taken since 2016.

Genetic Diseases
Genetic Diseases, which now excludes HAE product sales, increased 4%, primarily due to ELAPRASE and REPLAGAL. Both products benefited from an increase in the number of patients on therapy.

Oncology
Oncology, acquired with Baxalta in June 2016, contributed $262 million of product sales in 2017. Pro forma growth of 22% was driven by sales of ONCASPAR and ONIVYDE, the latter of which was approved in the EU on October 18, 2016.

Ophthalmics
Ophthalmics contributed product sales of $259 million in 2017. Sales relate to XIIDRA, which was made available to patients starting on August 29, 2016, with 12% prescription growth since Q3 2017.

Legacy Baxalta pro forma product sales growth
The table presents 2017 reported legacy Baxalta product sales compared with 2016 pro forma legacy Baxalta sales.

(in millions)				Pro forma Year on year growth
Product sales	U.S. Sales	International Sales	Total Sales	Reported	Non GAAP CER

HEMOPHILIA	$1,477.9	$1,479.4	$2,957.3	+3	+3
IMMUNOGLOBULIN THERAPIES	1,788.9	447.7	2,236.6	+18	+19
INHIBITOR THERAPIES	279.4	548.9	828.3	+2	+2
BIO THERAPEUTICS	315.9	388.2	704.1	+14	+14
ONCOLOGY	185.2	76.5	261.7	+22	+21
Total	$4,047.3	$2,940.7	$6,988.0	+9	+9

10

2.	Royalties and other revenues

(in millions)		Year on year reported growth
	Revenue
Royalties	$448.4	+17%
Other revenues	263.3	+105%
Royalties and other revenues (U.S. GAAP)	711.7	+39%
Revenue from upfront license fee	(74.6)	N/A
Non GAAP royalties and other revenues	$637.1	+25%

Royalties and other revenues increased 39%, primarily due to an upfront license fee received and a full year of contract manufacturing revenue acquired with Baxalta.

Non GAAP royalties and other revenues increased 25%, primarily due to a full year of contract manufacturing revenue acquired with Baxalta, an increase in SENSIPAR royalties and an increase in royalty streams acquired with Dyax.

3.	Financial details

Cost of sales

(in millions)	2017	2016
Cost of sales (U.S. GAAP)	$4,700.8	$3,816.5
Expense related to the unwind of inventory fair value adjustments	(747.8)	(1,118.0)
Inventory write-down relating to the closure of a facility	—	(18.9)
One-time employee related costs	—	(10.0)
Depreciation	(276.1)	(160.8)
Non GAAP cost of sales	$3,676.9	$2,508.8
U.S. GAAP Cost of sales as a percentage of total revenues	31%	33%
Non GAAP cost of sales as a percentage of Non GAAP total revenues	24%	22%

Cost of sales as a percentage of total revenues decreased by 2% to 31% due to the impact of lower expense related to the unwind of inventory fair value adjustments, being partially offset by the inclusion of a full year of lower margin product franchises acquired with Baxalta.

Non GAAP cost of sales as a percentage of Non GAAP total revenues increased by 2% to 24%, primarily due to the impact of a full year of lower margin product franchises acquired with Baxalta.

R&D

(in millions)	2017	2016
R&D (U.S. GAAP)	$1,763.3	$1,439.8
Impairment of IPR&D intangible assets	(20.0)	(8.9)
Costs relating to license arrangements	(131.2)	(110.0)
Depreciation	(47.2)	(34.1)
Non GAAP R&D	$1,564.9	$1,286.8
U.S. GAAP R&D as a percentage of total revenues	12%	13%
Non GAAP R&D as a percentage of Non GAAP total revenues	10%	11%

R&D expenditure increased by $324 million, or 22%, primarily due to the inclusion of a full year of legacy Baxalta costs.

Non GAAP R&D expenditure increased by $278 million, or 22%, primarily due to the inclusion of a full year of legacy Baxalta costs. Non GAAP R&D as a percentage of Non GAAP total revenues decreased 1% as we began to realize synergies from the acquisition of Baxalta.

11

SG&A

(in millions)	2017	2016
SG&A (U.S. GAAP)	$3,530.9	$3,015.2
Legal and litigation costs	(10.6)	(16.3)
One-time employee related costs	4.0	(10.0)
Depreciation	(172.5)	(98.0)
Non GAAP SG&A	$3,351.8	$2,890.9
U.S. GAAP SG&A as a percentage of total revenues	23%	26%
Non GAAP SG&A as a percentage of Non GAAP total revenues	22%	25%

SG&A expenditure increased by $516 million, or 17%, primarily due to the inclusion of a full year of legacy Baxalta costs.

Non GAAP SG&A expenditure increased by $461 million, or 16%, primarily due to the inclusion of a full year of legacy Baxalta costs. Non GAAP SG&A as a percentage of Non GAAP total revenues decreased 3% due to the realization of operating synergies from the acquisition of Baxalta.

Amortization of acquired intangible assets

In 2017, Shire recorded amortization of acquired intangible assets of $1,768 million (2016: $1,173 million), primarily related to a full year of amortization of intangible assets acquired with Baxalta and the acceleration of CINRYZE amortization following positive SHP643 Phase 3 results.

Integration and acquisition costs

In 2017, Shire recorded integration and acquisition costs of $895 million, primarily relating to the Baxalta transaction. Costs included asset impairment charges, employee severance, the acceleration of stock compensation, third-party professional fees and expenses associated with facility consolidations.

In 2016, Shire recorded integration and acquisition costs of $884 million, primarily relating to the Baxalta and Dyax transactions. Costs included employee severance, the acceleration of stock compensation, third-party professional fees, contract terminations and other transaction-related fees.

Reorganization costs

In 2017, Shire recorded reorganization costs of $48 million, primarily related to the closure of the Basingstoke, U.K. office. In 2016, Shire recorded reorganization costs of $121 million, primarily related to the closure of a facility at the Los Angeles, U.S. manufacturing site.

Other expense, net

(in millions)	2017	2016
Other expense, net (U.S. GAAP)	$(561.8)	$(476.8)
Amortization of one-time upfront borrowing costs for Baxalta and Dyax	6.1	93.6
(Gain)/loss on sale of long term investments	(28.7)	6.0
Fair value adjustment for joint venture net written option	15.0	—
Non GAAP other expense, net	$(569.4)	$(377.2)

Other expense, net increased by $85 million, primarily due to a full year of interest expense incurred on borrowings used to fund the acquisition of Baxalta, reduced by repayments of borrowings, and partially offset by lower amortization of one-time upfront borrowing costs for Baxalta and Dyax in 2017.

Non GAAP other expense, net increased by $192 million, primarily due to higher interest expense as noted above.

12

Taxation

(in millions)	2017	2016
Income tax benefit (U.S. GAAP)	$2,357.6	$126.1
U.S. tax reform Non GAAP tax adjustment	(2,378.3)	—
Other Non GAAP tax adjustments	(804.9)	(766.9)
Non GAAP Income tax expense	$(825.6)	$(640.8)
U.S. GAAP effective tax rate	(125)%	(26)%
Non GAAP effective tax rate	15%	16%

The effective tax rate on U.S. GAAP income in 2017 was a tax credit of 125% (2016: tax credit of 26%) and on a Non GAAP basis, was a tax charge of 15% (2016: tax charge of 16%).

The effective tax rate in 2017 on U.S. GAAP income from continuing operations is lower due to the enactment of the Tax Cuts and Jobs Act (P.L. 115-97) (Tax Act), which was signed into law on December 22, 2017. Among the changes is a permanent reduction in the federal U.S. corporate income tax rate from 35% to 21% effective January 1, 2018.

As a result of the reduction in the U.S. corporate income tax rate, Shire revalued its net deferred tax positions for the year ended December 31, 2017. This resulted in a decrease to the net deferred tax liability of approximately $2.5 billion, which was recorded as reduction to income tax expense for the fourth quarter of 2017. In addition, Shire has estimated an income tax liability of $620 million related to the transition tax which is applicable to certain non U.S. earnings previously untaxed in the U.S. Shire recorded a $90 million income tax expense related to the transition tax and reclassified a deferred tax liability which had been accrued for prior years’ unremitted earnings to income tax payable for the remaining amount. Shire continues to analyze the Tax Act to determine the full effects the new law will have on its financial statements and all amounts recorded in the 2017 financial statements are provisional in nature.

Excluding the consideration for the U.S. tax reform net income tax benefit, Shire’s U.S. GAAP effective tax rate for the year ended December 31, 2017 would have been approximately 1%. The amount is higher than the prior year, as the prior year effective tax included significant integration costs, primarily related to the Baxalta acquisition, which were expensed in higher tax jurisdictions.

Discontinued operations

The gain from discontinued operations in 2017 was $18 million, net of taxes. The loss in 2016 was $276 million, net of tax benefit of $99 million, primarily due to the establishment of legal contingencies related to the divested DERMAGRAFT business.

13

FINANCIAL INFORMATION

14

Unaudited U.S. GAAP Consolidated Balance Sheets
(in millions, except par value of shares)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$472.4	$528.8
Restricted cash	39.4	25.6
Accounts receivable, net	3,009.8	2,616.5
Inventories	3,291.5	3,562.3
Prepaid expenses and other current assets	795.3	806.3
Total current assets	7,608.4	7,539.5

Non-current assets:
Investments	241.1	191.6
Property, plant and equipment (PP&E), net	6,635.4	6,469.6
Goodwill	19,831.7	17,888.2
Intangible assets, net	33,046.1	34,697.5
Deferred tax asset	188.8	96.7
Other non-current assets	205.4	152.3

Total assets	$67,756.9	$67,035.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,184.5	$4,312.4
Short term borrowings and capital leases	2,788.7	3,068.0
Other current liabilities	908.8	362.9
Total current liabilities	7,882.0	7,743.3

Non-current liabilities:
Long term borrowings and capital leases	16,752.4	19,899.8
Deferred tax liability	4,748.2	8,322.7
Other non-current liabilities	2,197.9	2,121.6

Total liabilities	31,580.5	38,087.4

Equity:
Common stock of 5p par value; 1,500 shares authorized; and 917.1 shares issued and outstanding (2016: 1,500 shares authorized; and 912.2 shares issued and outstanding)	81.6	81.3
Additional paid-in capital	25,082.2	24,740.9
Treasury stock: 8.4 shares (2016: 9.1 shares)	(283.0)	(301.9)
Accumulated other comprehensive income/(loss)	1,375.0	(1,497.6)
Retained earnings	9,920.6	5,925.3
Total equity	36,176.4	28,948.0

Total liabilities and equity	$67,756.9	$67,035.4

15

Unaudited U.S. GAAP Consolidated Statements of Operations
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016

Revenues:
Product sales	$3,911.0	$3,621.0	$14,448.9	$10,885.8
Royalties and other revenues	233.9	185.1	711.7	510.8
Total revenues	4,144.9	3,806.1	15,160.6	11,396.6

Costs and expenses:
Cost of sales	1,263.5	1,053.6	4,700.8	3,816.5
Research and development	438.8	416.8	1,763.3	1,439.8
Selling, general and administrative	883.2	989.4	3,530.9	3,015.2
Amortization of acquired intangible assets	487.9	470.9	1,768.4	1,173.4
Integration and acquisition costs	197.8	145.3	894.5	883.9
Reorganization costs	23.4	5.7	47.9	121.4
Gain on sale of product rights	—	(4.3)	(0.4)	(16.5)
Total operating expenses	3,294.6	3,077.4	12,705.4	10,433.7

Operating income from continuing operations	850.3	728.7	2,455.2	962.9

Interest income	4.0	6.5	9.7	18.4
Interest expense	(153.5)	(150.8)	(578.9)	(469.6)
Other income/(expense), net	0.6	(9.4)	7.4	(25.6)
Total other expense, net	(148.9)	(153.7)	(561.8)	(476.8)

Income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	701.4	575.0	1,893.4	486.1
Income taxes	2,402.2	(92.3)	2,357.6	126.1
Equity in earnings/(losses) of equity method investees, net of taxes	2.4	(6.8)	2.5	(8.7)
Income from continuing operations, net of taxes	3,106.0	475.9	4,253.5	603.5

Gain/(loss) from discontinued operations, net of taxes	(0.6)	(18.6)	18.0	(276.1)

Net income	$3,105.4	$457.3	$4,271.5	$327.4

16

Unaudited U.S. GAAP Consolidated Statements of Operations (continued)
(in millions, except per share amounts)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
Earnings per Ordinary Share – basic
Earnings from continuing operations	$3.42	$0.53	$4.69	$0.78
Earnings/(loss) from discontinued operations	0.00	(0.02)	0.02	(0.35)
Earnings per Ordinary Share – basic	$3.42	$0.51	$4.71	$0.43
Earnings per ADS – basic	$10.26	$1.52	$14.14	$1.28

Earnings per Ordinary Share – diluted
Earnings from continuing operations	$3.41	$0.52	$4.66	$0.77
Earnings/(loss) from discontinued operations	0.00	(0.02)	0.02	(0.35)
Earnings per Ordinary Share – diluted	$3.41	$0.50	$4.68	$0.42
Earnings per ADS – diluted	$10.22	$1.51	$14.05	$1.27

Weighted average number of shares:
Basic	908.2	902.7	906.5	770.1
Diluted	911.9	911.1	912.0	776.2

17

Unaudited U.S. GAAP Consolidated Statements of Cash Flows
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,105.4	$457.3	$4,271.5	$327.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	620.2	588.5	2,264.2	1,466.3
Share based compensation	15.2	48.9	174.9	318.5
Amortization of deferred financing fees	1.9	3.8	12.8	125.5
Expense related to the unwind of inventory fair value adjustments	59.1	20.7	747.8	1,118.0
Change in deferred taxes	(2,524.0)	(47.7)	(2,916.4)	(594.6)
Change in fair value of contingent consideration	(23.6)	45.9	120.7	11.1
Impairment of PP&E and intangible assets	122.3	3.2	289.9	101.3
Other, net	(32.7)	(3.9)	55.6	31.4
Changes in operating assets and liabilities:
Increase in accounts receivable	(186.1)	(290.5)	(487.6)	(701.7)
Increase in sales deduction accrual	220.1	180.1	314.1	288.3
(Increase)/decrease in inventory	100.1	(27.8)	(145.1)	(255.8)
Decrease/(increase) in prepayments and other assets	10.7	(132.0)	81.1	(198.4)
(Decrease)/increase in accounts payable and other liabilities	31.0	306.4	(526.8)	621.6
Net cash provided by operating activities	1,519.6	1,152.9	4,256.7	2,658.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of PP&E	(233.3)	(246.2)	(798.8)	(648.7)
Purchases of businesses, net of cash acquired	—	—	—	(17,476.2)
Proceeds from sale of investments	40.5	0.3	88.6	0.9
Movements in restricted cash	(5.1)	(5.5)	(13.7)	62.8
Other, net	(11.8)	(29.5)	23.0	(31.0)
Net cash used in investing activities	(209.7)	(280.9)	(700.9)	(18,092.2)

18

Unaudited U.S. GAAP Consolidated Statements of Cash Flows (continued)
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	975.1	701.1	4,236.7	32,443.4
Repayment of revolving line of credit, long term and short term borrowings	(2,016.9)	(1,771.4)	(7,681.4)	(16,404.3)
Payment of dividend	(46.6)	(41.1)	(281.3)	(171.3)
Debt issuance costs	—	(1.3)	—	(172.3)
Proceeds from issuance of stock for share-based compensation arrangements	41.9	32.0	134.1	169.2
Other, net	(1.2)	5.9	(27.4)	(38.9)
Net cash (used in)/provided by financing activities	(1,047.7)	(1,074.8)	(3,619.3)	15,825.8

Effect of foreign exchange rate changes on cash and cash equivalents	0.9	3.0	7.1	0.8

Net (decrease)/increase in cash and cash equivalents	263.1	(199.8)	(56.4)	393.3
Cash and cash equivalents at beginning of period	209.3	728.6	528.8	135.5
Cash and cash equivalents at end of period	$472.4	$528.8	$472.4	$528.8

19

Selected Notes to the Unaudited U.S. GAAP Financial Statements

(1)	Earnings Per Share (EPS)
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
Income from continuing operations	$3,106.0	$475.9	$4,253.5	$603.5
Gain/(loss) from discontinued operations	(0.6)	(18.6)	18.0	(276.1)
Numerator for EPS	$3,105.4	$457.3	$4,271.5	$327.4

Weighted average number of shares:
Basic	908.2	902.7	906.5	770.1
Effect of dilutive shares:
Share based awards to employees	3.7	8.4	5.5	6.1
Diluted	911.9	911.1	912.0	776.2

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

Share based awards to employees	16.4	4.1	15.2	4.1

20

Selected Notes to the Unaudited U.S. GAAP Financial Statements

(2) Analysis of revenues
(in millions)

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
Product sales by franchise

IMMUNOGLOBULIN THERAPIES	$622.7	$533.2	$2,236.6	$1,143.9
HEREDITARY ANGIOEDEMA (1)	461.2	357.8	1,429.6	1,310.9
BIO THERAPEUTICS	157.4	186.9	704.1	372.2
Immunology	1,241.3	1,077.9	4,370.3	2,827.0

HEMOPHILIA	837.7	811.0	2,957.3	1,789.0
INHIBITOR THERAPIES	196.4	196.1	828.3	451.8
Hematology	1,034.1	1,007.1	3,785.6	2,240.8

VYVANSE	540.8	474.4	2,161.1	2,013.9
ADDERALL XR	105.7	82.7	348.0	363.8
MYDAYIS	(4.3)	—	21.6	—
Other Neuroscience	42.1	31.6	133.4	112.8
Neuroscience	684.3	588.7	2,664.1	2,490.5

LIALDA/MEZAVANT	99.8	221.8	569.4	792.1
GATTEX/REVESTIVE	106.3	65.1	335.5	219.4
PENTASA	88.7	87.1	313.2	309.4
NATPARA/NATPAR	44.1	26.5	147.4	85.3
Other Internal Medicine	77.3	88.7	304.8	349.3
Internal Medicine	416.2	489.2	1,670.3	1,755.5

ELAPRASE	161.2	164.7	615.7	589.0
REPLAGAL	123.1	111.9	472.1	452.4
VPRIV	92.6	86.4	349.9	345.7
Genetic Diseases	376.9	363.0	1,437.7	1,387.1

Oncology	72.4	54.8	261.7	130.5

Ophthalmics	85.8	40.3	259.2	54.4

Total product sales	3,911.0	3,621.0	14,448.9	10,885.8

Royalties and other revenues

Royalties	118.7	128.5	448.4	382.6
Other revenues	115.2	56.6	263.3	128.2
Total royalties and other revenues	233.9	185.1	711.7	510.8

Total revenues	$4,144.9	$3,806.1	$15,160.6	$11,396.6

(1) For 2017 reporting (including comparative information), HAE sales have been reclassified to the Immunology franchise from Genetic Diseases.

21

Non GAAP reconciliations
(in millions)

Reconciliation of U.S. GAAP total revenues to Non GAAP total revenues:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
U.S. GAAP total revenues	$4,144.9	$3,806.1	$15,160.6	$11,396.6
Revenue from upfront license fee	(74.6)	—	(74.6)	—
Non GAAP total revenues	$4,070.3	$3,806.1	$15,086.0	$11,396.6

Reconciliation of U.S. GAAP net income to Non GAAP EBITDA and Non GAAP operating income:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
U.S. GAAP net income	$3,105.4	$457.3	$4,271.5	$327.4
Add back/(deduct):
(Gain)/loss from discontinued operations, net of taxes	0.6	18.6	(18.0)	276.1
Equity in (earnings)/losses of equity method investees, net of taxes	(2.4)	6.8	(2.5)	8.7
Income taxes	(2,402.2)	92.3	(2,357.6)	(126.1)
Other expense, net	148.9	153.7	561.8	476.8
U.S. GAAP operating income from continuing operations	850.3	728.7	2,455.2	962.9
Add back/(deduct) Non GAAP adjustments:
Revenue from upfront license fee	(74.6)	—	(74.6)	—
Expense related to the unwind of inventory fair value adjustments	59.1	20.7	747.8	1,118.0
Inventory write down related to U.S. manufacturing site closure	—	7.3	—	18.9
One-time employee related costs	—	20.0	(4.0)	20.0
Impairment of acquired intangible assets	—	—	20.0	8.9
Costs relating to license arrangements	7.5	—	131.2	110.0
Legal and litigation costs	2.0	0.2	10.6	16.3
Amortization of acquired intangible assets	487.9	470.9	1,768.4	1,173.4
Integration and acquisition costs	197.8	145.3	894.5	883.9
Reorganization costs	23.4	5.7	47.9	121.4
Gain on sale of product rights	—	(4.3)	(0.4)	(16.5)
Depreciation	132.3	117.6	495.8	292.9
Non GAAP EBITDA	1,685.7	1,512.1	6,492.4	4,710.1
Depreciation	(132.3)	(117.6)	(495.8)	(292.9)
Non GAAP operating income	$1,553.4	$1,394.5	$5,996.6	$4,417.2
Net income margin(1)	75%	12%	28%	3%
Non GAAP EBITDA margin(2)	41%	40%	43%	41%
(1) Net income as a percentage of total revenues.
(2) Non GAAP EBITDA as a percentage of Non GAAP total revenues.

22

Reconciliation of U.S. GAAP gross margin to Non GAAP gross margin:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
U.S. GAAP total revenues	$4,144.9	$3,806.1	$15,160.6	$11,396.6
Cost of sales (U.S. GAAP)	(1,263.5)	(1,053.6)	(4,700.8)	(3,816.5)
U.S. GAAP gross margin(1)	2,881.4	2,752.5	10,459.8	7,580.1
Add back/(deduct) Non GAAP adjustments:
Revenue from upfront license fee	(74.6)	—	(74.6)	—
Expense related to the unwind of inventory fair value adjustments	59.1	20.7	747.8	1,118.0
Inventory write-down relating to the closure of a facility	—	7.3	—	18.9
One-time employee related costs	—	10	—	10.0
Depreciation	66.9	75.6	276.1	160.8
Non GAAP gross margin	$2,932.8	$2,866.1	$11,409.1	$8,887.8

U.S. GAAP gross margin (1)(2)	69.5%	72.3%	69.0%	66.5%
Non GAAP gross margin (2)	72.1%	75.3%	75.6%	78.0%
(1) U.S. GAAP gross margin excludes amortization of acquired intangible assets.
(2) U.S. GAAP gross margin as a percentage of total revenues. Non GAAP gross margin as a percentage of Non GAAP total revenues.

Reconciliation of U.S. GAAP net income to Non GAAP net income:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
U.S. GAAP net income	$3,105.4	$457.3	$4,271.5	$327.4
Revenue related to license arrangements	(74.6)	—	(74.6)	—
Expense related to the unwind of inventory fair value adjustments	59.1	20.7	747.8	1,118.0
Inventory write-down relating to the closure of a facility	—	7.3	—	18.9
One-time employee related costs	—	20.0	(4.0)	20.0
Impairment of acquired intangible assets	—	—	20.0	8.9
Costs relating to license arrangements	7.5	—	131.2	110.0
Legal and litigation costs	2.0	0.2	10.6	16.3
Amortization of acquired intangible assets	487.9	470.9	1,768.4	1,173.4
Integration and acquisition costs	197.8	145.3	894.5	883.9
Reorganization costs	23.4	5.7	47.9	121.4
Gain on sale of product rights	—	(4.3)	(0.4)	(16.5)
Amortization of one-time upfront borrowing costs for Baxalta and Dyax	0.7	2.1	6.1	93.6
(Gain)/loss on sale of long term investments	(19.8)	—	(28.7)	6.0
(Gain)/loss from discontinued operations	2.8	16.4	(26.9)	375.0
Fair value adjustment for joint venture net written option	15.0	—	15.0	—
Non GAAP tax adjustments	(2,597.9)	(117.1)	(3,174.3)	(865.8)
Non GAAP net income	$1,209.3	$1,024.5	$4,604.1	$3,390.5

23

Non GAAP reconciliations
(in millions, except per ADS amounts)

Reconciliation of U.S. GAAP diluted earnings per ADS to Non GAAP diluted earnings per ADS:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
U.S. GAAP diluted earnings per ADS	$10.22	$1.51	$14.05	$1.27
Revenue related to license arrangements	(0.25)	—	(0.25)	—
Expense related to the unwind of inventory fair value adjustments	0.19	0.07	2.46	4.32
Inventory write-down relating to the closure of a facility	—	0.02	—	0.07
One-time employee related costs	—	0.07	(0.01)	0.08
Impairment of acquired intangible assets	—	—	0.07	0.03
Costs relating to license arrangements	0.02	—	0.43	0.43
Legal and litigation costs	0.01	0.00	0.03	0.06
Amortization of acquired intangible assets	1.62	1.55	5.82	4.54
Integration and acquisition costs	0.65	0.47	2.94	3.41
Reorganization costs	0.08	0.02	0.16	0.47
Gain on sale of product rights	0.00	(0.01)	0.00	(0.06)
Amortization of one-time upfront borrowing costs for Baxalta and Dyax	—	0.01	0.02	0.36
(Gain)/loss on sale of long term investments	(0.07)	—	(0.09)	0.02
(Gain)/loss from discontinued operations	0.01	0.05	(0.09)	1.45
Fair value adjustment for joint venture net written option	0.05	—	0.05	—
Non GAAP tax adjustments	(8.55)	(0.39)	(10.44)	(3.35)
Non GAAP diluted earnings per ADS	$3.98	$3.37	$15.15	$13.10

Reconciliation of U.S. GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months ended December 31,		12 months ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$1,519.6	$1,152.9	$4,256.7	$2,658.9
Receipts relating to license arrangements	(74.6)	—	(74.6)	—
Capital expenditures	(233.3)	(246.8)	(798.8)	(646.4)
Payments relating to license arrangements	7.5	—	47.5	90.0
Non GAAP free cash flow	$1,219.2	$906.1	$3,430.8	$2,102.5

Non GAAP net debt comprises:

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$472.4	$528.8
Long term borrowings (excluding capital leases)	(16,410.7)	(19,552.6)
Short term borrowings (excluding capital leases)	(2,781.2)	(3,061.6)
Capital leases	(349.2)	(353.6)
Non GAAP net debt	$(19,068.7)	$(22,439.0)

24

Non GAAP reconciliations
(in millions, except per ADS amounts)

Reconciliation of full year 2018 U.S. GAAP diluted earnings per ADS Outlook to Non GAAP diluted earnings per ADS Outlook:

	Full Year 2018 Outlook
	Min		Max
U.S. GAAP diluted earnings per ADS	$7.30		$7.90
Expense related to the unwind of inventory fair value adjustments		0.12
Legal and litigation costs		0.05
Amortization of acquired intangible assets		6.60
Integration and acquisition costs		2.30
Reorganization costs		0.03
Costs relating to license arrangements		0.10
Non GAAP tax adjustments		(1.60)
Non GAAP diluted earnings per ADS	$14.90		$15.50

25

NOTES TO EDITORS

Stephen Williams, Deputy Company Secretary, is responsible for arranging the release of this announcement.

Inside Information

This announcement contains inside information.

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

www.shire.com

26

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, projected revenues, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	Shire’s products may not be a commercial success;

•
increased pricing pressures and limits on patient access as a result of governmental regulations and market developments may affect Shire’s future revenues, financial condition and results of operations;

•
Shire depends on third parties to supply certain inputs and services critical to its operations including certain inputs, services and ingredients critical to its manufacturing processes. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to, among other things, significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	the nature of producing plasma-based therapies may prevent Shire from timely responding to market forces and effectively managing its production capacity;

•
Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•
the actions of certain customers could affect Shire’s ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial conditions or results of operations;

•	failure to comply with laws and regulations governing the sales and marketing of its products could materially impact Shire’s revenues and profitability;

•	Shire’s products and product candidates face substantial competition in the product markets in which it operates, including competition from generics;

•	Shire’s patented products are subject to significant competition from generics;

•
adverse outcomes in legal matters, tax audits and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the Shire’s revenues, financial condition or results of operations;

•	Shire may fail to obtain, maintain, enforce or defend the intellectual property rights required to conduct its business;

•	Shire faces intense competition for highly qualified personnel from other companies and organizations;

•	failure to successfully execute or attain strategic objectives from Shire’s acquisitions and growth strategy may adversely affect the Shire’s financial condition and results of operations;

•
Shire’s growth strategy depends in part upon its ability to expand its product portfolio through external collaborations, which, if unsuccessful, may adversely affect the development and sale of its products;

•
a slowdown of global economic growth, or economic instability of countries in which Shire does business, could have negative consequences for Shire’s business and increase the risk of non-payment by Shire’s customers;

•	changes in foreign currency exchange rates and interest rates could have a material adverse effect on Shire’s operating results and liquidity;

•	Shire is subject to evolving and complex tax laws, which may result in additional liabilities that may adversely affect the Shire’s financial condition or results of operations;

•	if a marketed product fails to work effectively or causes adverse side effects, this could result in damage to Shire’s reputation, the withdrawal of the product and legal action against Shire;

•
Shire is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•	Shire faces risks relating to the expected exit of the United Kingdom from the European Union;

27

•	Shire incurred substantial additional indebtedness to finance the Baxalta acquisition, which has increased its borrowing costs and may decrease its business flexibility;

•
Shire's ongoing strategic review of its Neuroscience franchise may distract management and employees and may not lead to improved operating performance or financial results; there can be no guarantee that, once completed, Shire's strategic review will result in any additional strategic changes beyond those that have already been announced; and

a further list and description of risks, uncertainties and other matters can be found in Shire’s most recent Annual Report on Form 10-K and in Shire’s subsequent Quarterly Reports on Form 10-Q, in each case including those risks outlined in “ITEM 1A: Risk Factors”, and in subsequent reports on Form 8-K and other Securities and Exchange Commission filings, all of which are available on Shire’s website.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

28

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with U.S. GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP total revenues; Non GAAP operating income; Non GAAP income tax expense; Non GAAP net income; Non GAAP diluted earnings per ADS; Non GAAP effective tax rate; Non GAAP CER; Non GAAP cost of sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other expense; Non GAAP free cash flow, Non GAAP net debt, Non GAAP EBITDA and Non GAAP EBITDA margin.

The Non GAAP measures exclude the impact of certain specified items that are highly variable, difficult to predict and of a size that may substantially impact Shire’s operations. Upfront and milestone payments related to in-licensing and acquired products that have been expensed as R&D are also excluded as specified items as they are generally uncertain and often result in a different payment and expense recognition pattern than ongoing internal R&D activities. Intangible asset amortization has been excluded from certain measures to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance. The Non GAAP financial measures are presented in this press release as Shire’s management believes that they will provide investors with an additional analysis of Shire’s results of operations, particularly in evaluating performance from one period to another.

Shire’s management uses Non GAAP financial measures to make operating decisions as they facilitate additional internal comparisons of Shire’s performance to historical results and to competitors' results, and provides them to investors as a supplement to Shire’s reported results to provide additional insight into Shire’s operating performance. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive directors.

The Non GAAP financial measures used by Shire may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies - refer to the section “Non GAAP Financial Measure Descriptions” below for additional information. In addition, these Non GAAP financial measures should not be considered in isolation as a substitute for, or as superior to, financial measures calculated in accordance with U.S. GAAP, and Shire’s financial results calculated in accordance with U.S. GAAP and reconciliations to those financial statements should be carefully evaluated.

Non GAAP Financial Measure Descriptions

Where applicable, the following items, including their tax effect, have been excluded when calculating Non GAAP earnings and from our Non GAAP outlook:

Amortization and asset impairments:

•	Intangible asset amortization and impairment charges; and

•	Other than temporary impairment of investments.

Acquisitions and integration activities:

•	Up-front payments and milestones in respect of in-licensed and acquired products;

•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;

•	Costs associated with the integration of companies; and

•	Non-controlling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:

•	Gains and losses on the sale of non-core assets;

•	Costs associated with restructuring and reorganization activities;

•	Termination costs; and

•	Income/(losses) from discontinued operations.

Legal and litigation costs:

•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

29

Additionally, in any given period Shire may have significant, unusual or non-recurring gains or losses, which it may exclude from its Non GAAP earnings for that period. When applicable, these items would be fully disclosed and incorporated into the required reconciliations from U.S. GAAP to Non GAAP measures.

Depreciation, which is included in Cost of sales, R&D and SG&A costs in our U.S. GAAP results, has been separately disclosed for presentational purposes.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments, or receipts, for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

Non GAAP net debt represents cash and cash equivalents less short and long term borrowings, capital leases and other debt.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under U.S. GAAP is presented on pages 22 to 25.

Non GAAP CER growth is computed by restating 2017 results using average 2016 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the three months ended December 31, 2017 were $1.34:£1.00 and $1.18:€1.00 (2016: $1.26:£1.00 and $1.09:€1.00). Average exchange rates used by Shire for the twelve months ended December 31, 2017 were $1.29:£1.00 and $1.13:€1.00 (2016: $1.36:£1.00 and $1.11:€1.00).

A reconciliation of 2020 Non GAAP EBITDA to US GAAP net income cannot be provided because we are unable to forecast with reasonable certainty many of the items necessary to calculate such comparable GAAP measures, including asset impairments, acquisitions and integration related expenses, divestments, reorganizations and discontinued operations related expenses, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling Non GAAP measures for periods after 2018 to the most comparable GAAP measures would make the forecasted comparable GAAP measures nearly impossible to predict with reasonable certainty and therefore inherently unreliable.

TRADEMARKS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this press release are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights. In addition, this press release may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name.

30